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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

         We hereby consent to the incorporation by reference in the Prospectus constituting part of this Amendment No. 1 to this Registration Statement on Form S-4 of our reports dated February 13, 1997 appearing on pages F-1 and F-29 of the Annual Report on Form 10-K of PXRE Corporation for the year ended December 31, 1996. We also consent to the incorporation by reference of our reports dated February 13, 1996 appearing on pages F-1 and F-19 of the Annual Report on Form 10-K of Transnational Re Corporation for the year ended December 31, 1995. We also consent to the reference to us under the caption "Experts" in such Prospectus.



/s/ Price Waterhouse LLP


April 23, 1997
New York, New York

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